Exhibit 21.1

Carbon Zero Technologies International Inc.

Subsidiaries of the Registrant

Subsidiaries	Place of Incorporation

Carbon Zero Technologies (Hong Kong) Limited	Hong Kong

Carbon Source Technologies (Hong Kong) Limited	Hong Kong

Beijing Bgreen Technology Development Co.	China

Shenzhen Carbon Zero Technology Co. Ltd	China

Shenzhen ABGreen Environmental Protection Technology Co., Ltd. (including Shenzhen ABGreen Environmental Protection Technology Co., Ltd Liaoning Branch)	China

Shenzhen Green Blue Environmental Protection Technology Co., Ltd	China

ABGreen (Fuyang) Environmental Protection Technology Co., Ltd	China

Guangxi Meijin Environmental Protection Technology Co., Ltd	China

Ankang ABGreen Environmental Protection Technology Co. Ltd	China

Shenzhen ABGreen Reverse Supply Chain Co., Ltd	China

Henan Jinyou Metal Technology Co. Ltd	China

Zhoukou Senbo Environmental Protection Technology Co., Ltd	China

Xieguan Tonglian (Shenzhen) Technology Co., Ltd	China

Shenzhen Yize Environmental Protection Technology Co., Ltd	China

Shenzhen Bgreen Environmental Technology Co., Ltd	China

Shenzhen Carbon Poly Digital Technology Co., Ltd	China

Chuangzhiyuan Environmental Holding (Shenzhen) Co., Ltd	China

Beijing Guoxun Renewable Resources Co., Ltd	China

Gongqingcheng Yadannuo Environmental Technology Co., Ltd	China

Jiangxi Jingchuang Metal Manufacturing Co., Ltd	China

Hubei Carbon Link Recycling Technology Co., Ltd	China

Henan Aibo Green Environmental Protection Technology Co., Ltd	China

Jiangxi Qi Hong New Material Technology Co., Ltd	China

Jiujiang Mingdi Environmental Protection Technology Co., Ltd. (including Jiujiang Mingdi Environmental Protection Technology Co., Ltd. Leping Branch)	China

Jushang (Hebei) Renewable Resources Co., Ltd	China

Guangdong Bo Green Investment Co., Ltd	China